EXHIBIT 99.1

TEKOIL AND MASTERS EXTEND AGREEMENT

MONDAY, February 14, 2007 8:30 AM
- Prime Zone

The Woodlands, Texas February 14, 2007 (PRIMEZONE via COMTEX) - Tekoil & Gas Corporation (the “Company” - Pink Sheets: TKGN) announced today that it and the Sellers in the previously announced Purchase and Sale Agreement to acquire certain oil and gas properties in Galveston Bay, Texas (the “Masters Acquisition”) have agreed to extend the Closing date to on or before March 2, 2007.

Mr. Mark Western, Chairman of the Company stated: “While we had hoped to complete the Masters Acquisition by now, we have continued to make steady progress, have agreed terms for the Masters extension, and continue to work towards definitive financing arrangements and related due diligence closure. These as well as other conditions under the amended Purchase and Sale Agreement for the Masters Acquisition must be satisfied in order to close”.

Mr. Richard Lee, President of Masters Resources, LLC stated: “This is a complex acquisition that has required enormous commitment on behalf of both companies to bring it to closure. We are busy assisting Tekoil through the final stages of due diligence and look forward to bringing the divestment to a successful conclusion.”

About Tekoil & Gas Corporation:

Houston-based Tekoil & Gas Corporation is a technology-driven company focused on the development, acquisition, stimulation, rehabilitation and asset improvement of small to medium-sized oil and gas fields. The combination of energy fuel reserves and advanced yield technologies are anticipated to generate value for Tekoil and its stakeholders, as the company targets above average growth in the 21st century energy sector. Additional news and information will be made available on the Tekoil website at www.tekoil.com and through further press releases as Tekoil’s plans are executed.
Forward-Looking Statements:

This news release may contain certain forward-looking statements, including declarations regarding Tekoil and its subsidiaries' expectations, intentions, strategies and beliefs regarding the future within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All statements contained herein are based upon information available to Tekoil management as at the date hereof, and actual results may vary based upon future events, both within and without the control of Tekoil management, including risks and uncertainties that could cause actual results to differ materially including, among other things, the impact that acquisitions may have on the company and its capital structure, exploration results, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditure requirements, competition, governmental regulations and other factors, some of which are set forth in Part I, Item 2, of Tekoil’s registration statement on Form 10-SB.

SOURCE: Tekoil & Gas Corporation.
Mr. Eric Ottens, Executive VP, Tekoil & Gas Corporation: eottens@tekoil.com.